As filed with the Securities and Exchange Commission on December 26, 2000
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                     -------------------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     -------------------------------------

                                   VIACOM INC.
             (Exact name of registrant as specified in its charter)
                                    Delaware
         (State or other jurisdiction of incorporation or organization)
                                   04-2949533
                      (I.R.S. Employer Identification No.)
                                  1515 Broadway
                               New York, NY 10036
                                 (212) 258-6000
   (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)


                     -------------------------------------
                            Michael D. Fricklas, Esq.
                            Executive Vice President,
                          General Counsel and Secretary
                                   Viacom Inc.
                                  1515 Broadway
                            New York, New York 10036
                                 (212) 258-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                     -------------------------------------
                                   Copies to:
                             Stephen T. Giove, Esq.
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022


                     -------------------------------------
    Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                           Proposed Maximum    Proposed Maximum        Amount of
                                             Amount to      Offering Price        Aggregate         Registration Fee
          Title of Each Class of                 be          Per Unit (1)          Offering
       Securities to be Registered           registered                          Price(1)(2)
-----------------------------------------------------------------------------------------------------------------------
Senior Debt Securities and Senior
Subordinated Debt Securities of
Viacom(3)(5) ................................
Preferred Stock of Viacom(4).................
Class B Common Stock of Viacom to be
issued upon conversion of certain
securities(5) ...............................
Warrants of Viacom(6)........................
Total........................................                                         (7)               $1,250,000
=======================================================================================================================

(1) The proposed maximum offering price per unit will be determined from time to time by the Registrants in connection with the issuance by the Registrants of the securities registered hereunder.
(2) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.
(3) Subject to note (7) below, there is being registered hereunder an indeterminate principal amount of senior debt securities or senior subordinated debt securities of Viacom as may be sold, from time to time. If any senior debt securities or senior subordinated debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $5,000,000,000.
(4) Subject to note (7) below, there is being registered hereunder an indeterminate number of shares of preferred stock of Viacom as may be sold from time to time.
(5) Subject to note (7) below, there is being registered hereunder an indeterminate number of shares of Class B common stock of Viacom as may from time to time be issued upon conversion of the senior debt securities, senior subordinated debt securities or preferred stock.
(6) Subject to note (7) below, there is being registered hereunder an indeterminate amount and number of warrants of Viacom as may be sold from time to time, representing rights to purchase certain of the senior debt securities, senior subordinated debt securities or preferred stock of Viacom being registered hereunder.
(7) In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $5,000,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                              Subject To Completion

                 Preliminary Prospectus, dated December 26, 2000




         PROSPECTUS

                                 $5,000,000,000

                                   VIACOM INC.
                              --------------------



The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.


         We may offer and sell, from time to time, in one or more offerings and series, together or separately:

          o    senior debt securities of Viacom;

          o    senior subordinated debt securities of Viacom;

          o    preferred stock of Viacom; and

          o warrants representing rights to purchase senior debt securities, senior subordinated debt securities or preferred stock of Viacom.

         The senior debt securities, senior subordinated debt securities and preferred stock of Viacom may be convertible into Class B Common Stock of Viacom.

         When we offer securities we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities before you decide to invest in any of these securities.

                              --------------------




         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                The date of this prospectus is         ,     .

         In this prospectus we use the term "Viacom" to refer to Viacom Inc. The terms "we," "us," and "our" refer to Viacom. References to "$" and "dollars" are to United States dollars.

         You should rely only on the information contained in or incorporated by reference in this prospectus. Viacom has not authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. Viacom is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ABOUT THIS PROSPECTUS..........................................................1
WHERE YOU CAN FIND MORE INFORMATION............................................2
VIACOM.........................................................................4
USE OF PROCEEDS................................................................5
RECENT DEVELOPMENTS............................................................5
RATIO OF EARNINGS TO FIXED CHARGED.............................................6
DESCRIPTION OF THE DEBT SECURITIES.............................................7
DESCRIPTION OF PREFERRED STOCK................................................18
DESCRIPTION OF COMMON STOCK...................................................23
DESCRIPTION OF WARRANTS.......................................................25
PLAN OF DISTRIBUTION..........................................................28
LEGAL MATTERS.................................................................29
EXPERTS.......................................................................29


                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC utilizing the "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $5,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC located at Citicorp, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048 or over the Internet at the SEC's Website at http://www.sec.gov.

         Our Class A common stock and Class B common stock are listed on the New York Stock Exchange. Information about us is also available at the New York Stock Exchange.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement, including financial statements, contained in our Annual Report on Form 10-K for the year ended December 31, 1999 shall be deemed to be modified or superseded to the extent that a statement, including financial statements, contained in this prospectus or in any other later incorporated document modifies or supersedes that statement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including filings made after the date of the initial registration statement and prior to effectiveness of the registration statement, until we sell all of the securities:

          (a)  Our Registration Statement on Form S-4, dated November 24, 1999;

          (b) Our Annual Report on Form 10-K for the year ended December 31, 1999, as amended on April 28, 2000;

          (c) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

          (d) Our Current Report on Form 8-K dated May 4, 2000 as amended on July 17, 2000, and our Current Reports on Form 8-K dated August 5, 2000, August 15, 2000, October 31, 2000, November 3, 2000 and
               December 4, 2000;

          (e)  Our definitive Proxy Statement dated June 5, 2000;

          (f) CBS Corporation Annual Report on Form 10-K for the year ended December 31, 1999, as amended on April 28, 2000;

          (g) The financial statements of Infinity Broadcasting Corporation, as set forth in Item 8 to Infinity's Annual Report on Form 10-K for the year ended December 31, 1999;

          (h) The financial statements of Infinity, as set forth in Item 1 to Infinity's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000; and

           (i) Our Registration Statement on Form S-4, dated November 22, 2000, as amended by Form S-4/A dated December 7, 2000.

         You may request a copy of these filings at no cost, by telephoning or writing to us at the following address:

                                   Viacom Inc.
                                  1515 Broadway
                            New York, New York 10036
                            Attn: Investor Relations
                         Telephone number (212) 258-6000

                                     VIACOM

         Viacom is a diversified entertainment company with operations in seven segments: Cable Networks, Television, Entertainment, Video, Publishing, Online, and Infinity. The Cable Networks segment operates MTV: MUSIC TELEVISION(R), SHOWTIME(R), NICKELODEON(R)/NICK AT NITE(R), VH1 MUSIC FIRST(R), TV LAND(R),
TNN: THE NATIONAL NETWORKTM (formerly, The Nashville Network) and COUNTRY MUSIC TELEVISIONTM, among other program services. The Television segment consists of CBS(R) and UPN(R) television networks, Viacom's 39 broadcast television stations, and production and distribution of television programming through PARAMOUNT TELEVISION(R), VIACOM(R) PRODUCTIONS, SPELLING TELEVISION(R), BIG TICKET TELEVISION(R) and CBS(R) ENTERPRISES (including KING WORLD(R) PRODUCTIONS). The Entertainment segment produces and distributes theatrical motion pictures through PARAMOUNT PICTURES(R), operates movie theater and music publishing operations and, through PARAMOUNT PARKS(R), owns and operates five theme parks and a themed attraction in the United States and Canada. The Video segment consists of an approximately 82% equity interest in BLOCKBUSTER(R) INC., which operates and franchises video stores worldwide, primarily under the BLOCKBUSTER(R) brand. The remainder of Blockbuster's common stock was sold to the public in August 1999. The Publishing segment publishes and distributes consumer books and related multimedia products, under such imprints as SIMON & SCHUSTER(R), POCKET BOOKS(R), SCRIBNER(R) and THE FREE PRESSTM. The Online segment provides online music and children's destinations featuring entertainment, information, community tools and e-commerce, through SonicNet.com and Internet sites currently related to MTV: MUSIC TELEVISION, NICKELODEON/NICK AT NITE, VH1 MUSIC FIRST and COUNTRY MUSIC TELEVISION. The Online segment also includes other Internet businesses, which consist primarily of the operation of the Internet site CBS.com, and investment in iWon.com. Viacom also has investments in other Internet based companies such as MarketWatch.com, Inc., SportsLine.com, Inc. and Hollywood.com, Inc. The Infinity segment consists of an approximately 64.2% equity interest in Infinity Broadcasting Corporation which operates radio stations and outdoor advertising properties, including INFINITY BROADCASTING(R), INFINITY OUTDOORTM and TDI(R). As described in more detail under "Recent Developments" below, Viacom and Infinity have entered into a merger agreement under which Viacom will acquire the approximately 35.8% equity interest in Infinity that Viacom does not currently own. On November 2, 2000, Viacom entered into an agreement with BET Holding II, Inc. to acquire the Black Entertainment Television cable network. Viacom was incorporated in 1986 under the laws of the State of Delaware. Viacom's principal offices are located at 1515 Broadway, New York, New York 10036 and our telephone number is (212) 258-6000.

                                 USE OF PROCEEDS

         Unless indicated otherwise in a prospectus supplement, Viacom expects to use the net proceeds from the sale of its securities for general corporate purposes, including repayment of borrowings, working capital and capital expenditures.

                               RECENT DEVELOPMENTS

         On May 4, 2000, CBS Corporation merged with and into Viacom. The total purchase price of approximately $39.8 billion represents the issuance of 825.5 million shares of Viacom non-voting Class B common stock and 11,004 shares of Viacom Series C convertible preferred stock (which were subsequently converted into shares of Viacom non-voting Class B common stock), the estimated fair value of CBS stock options which were assumed by Viacom, and estimated transaction costs. The merger was accounted for by the purchase method of accounting and the purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed, according to their respective fair values, with the excess purchase price being allocated to goodwill. In addition, Viacom assumed approximately $3.7 billion of CBS debt.

         On October 30, 2000, Viacom and Infinity entered into a merger agreement under which Viacom will acquire all of the issued and outstanding shares of Infinity common stock that it does not currently own,which is 35.8% of the total amount issued and outstanding, pursuant to a merger in which Viacom will exchange 0.592 of a share of Viacom non-voting Class B common stock for each share of Infinity Class A common stock. Viacom's Board of Directors and Infinity's Board of Directors approved the merger agreement after approval by a special committee of Infinity's independent directors. The special committee was advised by separate legal and financial advisors. Viacom expects the merger to be completed during the week of January 8, 2001. As of October 30, 2000, there were 390.8 million shares of Infinity Class A common stock outstanding held by shareholders other than Viacom.

         On November 2, 2000, Viacom announced an agreement to acquire Black Entertainment Television for approximately $2.3 billion of Viacom non-voting Class B common stock plus the assumption of approximately $575 million of debt. The tax-free transaction is subject to customary regulatory approvals. The final exchange ratio will be based on the trading prices of Viacom non-voting Class B common stock during a measurement period immediately before the closing of the transaction, which is expected to occur in the first quarter of 2001.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (Unaudited)

         The ratios of earnings to fixed charges for Viacom are set forth below, on a pro forma basis, for the nine months ended September 30, 2000 and the year ended December 31, 1999 to give effect to the merger of CBS into Viacom and the contemplated merger of Infinity into a subsidiary of Viacom as if the mergers occurred on January 1, 1999, and on a historical basis, for the nine months ended September 30, 2000 and for each year in the five-year period ended December 31, 1999.

         For purposes of computing the following ratios, earnings represents income from continuing operations before fixed charges and taxes. Fixed charges represent interest expense, amortization of capitalized interest and such portion of rental expense which represents an appropriate interest factor.

                                    Nine Months                                             Year Ended December 31,
                                     Ended                          ----------------------------------------------------------------
                                   September 30, 2000                           1999                    1999  1998  1997  1996  1995
                  -----------------------------------------------   --------------------------------    ----  ----  ----  ----  ----
                                 Pro Forma for    Pro Forma for     Pro Forma for    Pro Forma for
                     Viacom       Viacom/CBS     Viacom/Infinity     Viacom/CBS     Viacom/Infinity
                   Historical       Merger            Merger           Merger           Merger                Viacom Historical
                  ----------        ------            ------           ------           ------       ------------------------------
Ratio of
Earnings to
Fixed
Charges...           1.3x           1.2x              1.0x             1.5x             1.4x            2.2x  1.1x  2.0x  1.4x  1.5x


                       DESCRIPTION OF THE DEBT SECURITIES

         The following description of Viacom's senior and senior subordinated debt securities summarizes the general terms and provisions of its debt securities to which any prospectus supplement may relate. The following description also describes the specific terms of Viacom's debt securities and the extent, if any, to which the general provisions summarized below may apply to any series of its debt securities in the prospectus supplement relating to such series. In this prospectus, "debt securities" will be used to refer to senior and senior subordinated debt securities.

         Viacom may issue its senior debt securities from time to time, in one or more series under a senior indenture, between Viacom and The Bank of New York, as senior trustee, or another senior trustee named in a prospectus supplement. The form of senior indenture is filed as an exhibit to the registration statement. Viacom may issue its senior subordinated debt securities from time to time, in one or more series under a senior subordinated indenture, between Viacom and The Bank of New York, as senior subordinated trustee, or another senior subordinated trustee named in a prospectus supplement. The form of senior subordinated indenture is filed as an exhibit to the registration statement. Together the senior indenture and the senior subordinated indenture are called the indentures, and together the senior trustee and the senior subordinated trustee are called the debt trustees. None of the indentures will limit the amount of debt securities that may be issued. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized by Viacom and may be payable in any currency or currency unit designated by Viacom or in amounts determined by reference to an index.

General

         The senior debt securities will be unsecured and will rank equally with Viacom's other unsecured and unsubordinated debt, unless Viacom is required to secure the senior debt securities pursuant to a prospectus supplement. Viacom's obligations under any senior subordinated debt securities will be subordinate in right of payment to all of its senior indebtedness, and will be described in an accompanying prospectus supplement. Viacom will issue debt securities from time to time and offer its debt securities on terms determined by market conditions at the time of their sale.

         Viacom may issue debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. Any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount, which may be substantial, from their stated principal amount. Viacom will describe the federal income tax consequences and other special considerations applicable to any substantially discounted debt securities in a related prospectus supplement.

         You should refer to a prospectus supplement for the following terms of the debt securities offered by this registration statement:

          o the designation, aggregate principal amount and authorized denominations of the debt securities;

          o the percentage of the principal amount at which Viacom will issue the debt securities;

          o    the date or dates on which the debt securities will mature;

          o the annual interest rate or rates of the debt securities, or the method of determining the rate or rates;

          o the date or dates on which any interest will be payable, the date or dates on which payment of any interest will commence and the regular record dates for the interest payment dates;

          o the terms of any mandatory or optional redemption, including any provisions for any sinking, purchase or other similar funds, or repayment options;

          o the currency, currencies or currency units for which the debt securities may be purchased and in which the principal, any premium and any interest may be payable;

          o if the currency, currencies or currency units for which the debt securities may be purchased or in which the principal, any premium and any interest may be payable is at Viacom's election or the purchaser's election, the manner in which the election may be made;

          o if the amount of payments on the debt securities is determined by an index based on one or more currencies or currency units, or changes in the price of one or more securities or commodities, the manner in which the amounts may be determined;

          o the extent to which any of the debt securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global security will be paid;

          o the terms and conditions upon which the debt securities may be convertible into or exchanged for common stock, preferred stock, or indebtedness or other securities of any kind;

          o    information with respect to book-entry procedures, if any;

          o a discussion of the federal income tax and special considerations, procedures and limitations with respect to the debt securities; and

          o any other specific terms of the debt securities not inconsistent with the applicable indenture.

         If Viacom sells any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or interest on any series of debt securities will be payable in one or more foreign currencies or foreign currency units, it will describe the restrictions, elections, federal income tax consequences, specific terms and other information with respect to the issue of debt securities and the currencies or currency units in the related prospectus supplement.

         Unless specified otherwise in a prospectus supplement, the principal of, premium on, and interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the applicable debt trustee in New York, New York. However, Viacom may make payment of interest, at its option, by check mailed on or before the payment date to the address of the person entitled to the interest payment or by transfer to an account held by the payee as it appears on the registry books of the debt trustee, Viacom or its agents.

         Unless specified otherwise in a prospectus supplement, Viacom will issue the debt securities in registered form and in denominations of $1,000 and any integral multiple of $1,000. Bearer securities, other than those issued in global form, will be issued in denominations of $5,000. No service charge will be made for any transfer or exchange of any debt securities, but Viacom may, except in specific cases not involving any transfer, require payment of a sufficient amount to cover any tax or other governmental charge payable in connection with the transfer or exchange.

         Viacom's rights and the rights of its creditors, including holders of debt securities, to participate in any distribution of assets of any Viacom subsidiary upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that Viacom's claims as a creditor of the subsidiary may be recognized.

         Viacom's operations are conducted primarily through its subsidiaries and, therefore, Viacom is dependent upon the earnings and cash flow of its subsidiaries to meet its obligations, including obligations under the debt securities. The debt securities will be effectively subordinated to all indebtedness of Viacom's subsidiaries.

Global Securities

         Viacom may issue debt securities of a series, in whole or in part, in the form of one or more global securities and will deposit them with or on behalf of a depositary identified in the prospectus supplement relating to that series. Viacom may issue global securities in fully registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part, for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee of the depositary to a successor or any nominee of a successor.

         The specific terms of the depositary arrangement relating to a series of debt securities will be described in the prospectus supplement relating to that series. It is anticipated that the following provisions will generally apply to depositary arrangements.

         Upon the issuance of a global security, the depositary for the global security or its nominee will credit on its book entry registration and transfer system the principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depositary. The accounts will be designated by the dealers, underwriters or agents with respect to the debt securities or by Viacom if the debt securities are offered and sold directly by it. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary participants or persons that hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by:

          o the applicable depositary or its nominee, with respect to interests of participants; and

          o the records of participants, with respect to interests of persons other than participants.

         The laws of some states require that purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

         So long as the depositary for a global security or its nominee is the registered owner of the global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security will:

          o not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names;

          o not receive or be entitled to receive physical delivery of any debt security of that series in definitive form; and

          o not be considered the owners or holders thereof under the applicable indenture governing the debt securities.

         Payments of principal of, any premium on, and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing the debt securities. Neither Viacom, the applicable debt trustee for the debt securities, any paying agent, nor the security registrar for the debt securities will have any responsibility or liability for the records relating to or payments made on account of beneficial ownership interests of the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

         Viacom expects that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of the debt securities, will immediately credit participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depositary or its nominee.

Viacom also expects that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of those participants.

         If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by Viacom within 90 days, Viacom will issue individual debt securities of that series in exchange for the global security representing that series of debt securities. In addition, Viacom may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities. In that event, Viacom will issue individual debt securities of that series in exchange for the global security or securities representing that series of debt securities. Further, if Viacom so specifies with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of that series may, on terms acceptable to Viacom, the applicable debt trustee and the depositary for such global security, receive individual debt securities of that series in exchange for the beneficial interests, subject to any limitations described in the prospectus supplement relating to the debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by the global security equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by Viacom, of $1,000 and integral multiples of $1,000.

Merger or Consolidation

         Under the terms of the indentures, Viacom is permitted to consolidate or merge with another entity or to sell all or substantially all of its assets to another entity, subject to Viacom's meeting all of the following conditions:

          o the resulting entity (other than Viacom) must agree through a supplemental indenture to be legally responsible for the debt securities;

          o immediately following the consolidation, merger, sale or conveyance, no Event of Default or Default (as defined below) shall have occurred and be continuing;

          o the surviving entity to the transaction must be a corporation organized under the laws of the United States or any state;

          o Viacom must deliver certain certificates and documents to the debt trustee; and

          o Viacom must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

          In the event that Viacom consolidates or merges with another entity or sells all or substantially all of its assets to another entity, the surviving entity shall be substituted for Viacom under the indentures and Viacom shall be discharged from all of its obligations under the indentures.

Defaults and Remedies

         Holders of debt securities will have specified rights if an Event of Default occurs in respect of the debt securities of that series, as described below.

         The term "Event of Default" in respect of the debt securities of a particular series means any of the following:

          o Viacom does not pay interest on a debt security of such series within 30 days of its due date;

          o Viacom does not pay the principal of or any premium on a debt security of such series when due and payable, at its maturity, or upon its acceleration or redemption;

          o Viacom remains in breach of a covenant or warranty in respect of an indenture for 60 days after Viacom receives a written notice of default; the notice must be sent by either the debt trustee or holders of at least 25% in principal amount of a series of outstanding debt securities; or

          o Viacom files for bankruptcy, or other specified events of bankruptcy, insolvency or reorganization occur.

         If an Event of Default has occurred, the debt trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount (and premium, if any) of, and all the accrued interest on, the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. There is no action on the part of the debt trustee or any holder of debt securities required for such declaration if the Event of Default is a bankruptcy, insolvency or reorganization. Holders of a majority in principal amount of the debt securities of a series may also waive certain past defaults under the indenture on behalf of all of the holders of such series of debt securities. A declaration of acceleration of maturity may be canceled, under specified circumstances, by the holders of at least a majority in principal amount of a series of debt securities and the debt trustee.

        Except in cases of default, where the debt trustee has special duties, a debt trustee is not required to take any action under an indenture at the request of holders unless the holders offer the debt trustee reasonable protection from expenses and liability satisfactory to the debt trustee. If a reasonable indemnity is provided, the holders of a majority in principal amount of a series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the debt trustee. The debt trustee may refuse to follow those directions in specified circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or Event of Default.

         Before holders are allowed to bypass the debt trustee and bring a lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the debt securities, the following must occur:

          o holders must give the debt trustee written notice that an Event of Default has occurred and remains uncured;

          o holders of at least 25% in principal amount of the outstanding debt securities of a series must make a written request that the debt trustee take action because of the default and must offer the debt trustee indemnity satisfactory to the debt trustee against the cost and other liabilities of taking that action;

          o The debt trustee must have failed to take action for 60 days after receipt of the notice and offer of indemnity; and

          o holders of a majority in principal amount of the debt securities of a series must not have given the debt trustee a direction inconsistent with the above notice for a period of 60 days after the debt trustee has received the notice.

         However, holders are entitled at any time to bring a lawsuit for the payment of money due on the debt securities on or after the due date.

Modification of the Indentures

         The indentures provide that Viacom and the applicable debt trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of:

          o    adding to Viacom's covenants;

          o    adding additional events of default;

          o    establishing the form or terms of any series of debt securities;
               or

          o curing ambiguities or inconsistencies in the indenture or making other provisions.

         With specific exceptions, the applicable indenture or the rights of the holders of the debt securities may be modified by Viacom and the applicable debt trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by the modification then outstanding, but no modification may be made without the consent of the holder of each outstanding debt security affected which would:

          o change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security;

          o change the terms of any sinking fund with respect to any debt security;

          o reduce the principal amount of, or the interest or any premium on, any debt security upon redemption or repayment at the option of the holder;

          o    change any obligation of Viacom to pay additional amounts;

          o change any place of payment where, or the currency in which, any debt security or any premium or interest is payable;

          o impair the right to sue for the enforcement of any payment on or with respect to any debt security; or

          o reduce the percentage in principal amount of outstanding debt securities of any series required to consent to any supplemental indenture, or consent to any waiver of compliance with provisions of the applicable indenture or specific defaults and their consequences provided for in the indenture, or otherwise modify the sections in the indenture relating to these consents.

Defeasance and Covenant Defeasance

         Viacom may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities (except as otherwise provided in the applicable indenture) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants that are described in the applicable indenture ("covenant defeasance"), upon the deposit with the appropriate debt trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, premium, if any and interest on the debt securities of such series to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous senior payments thereon. As a condition to defeasance or covenant defeasance, Viacom must deliver to the debt trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture.

         Viacom may exercise its defeasance option with respect to the debt securities of any series notwithstanding its prior exercise of its covenant defeasance option. If Viacom exercises its defeasance option, payment of the debt securities of such series may not be accelerated because of an event of default. If Viacom exercises its covenant defeasance option, payment of the securities of such series may not be accelerated by reference to any covenant from which Viacom is released as described under clause (ii) above. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities of such series, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Concerning the Debt Trustees

         Viacom will identify the debt trustees in the relevant prospectus supplement. In specific instances, Viacom or the holders of a majority of the then outstanding principal amount of the debt securities issued under an indenture may remove the debt trustee and appoint a successor debt trustee. The debt trustee may become the owner or pledgee of any of the debt securities with the same rights, subject to conflict of interest restrictions, it would have if it were not the debt trustee. The debt trustee and any successor debt trustee must be eligible to act as a trustee under the Section 310(a)(1) of the Trust Indenture Act of 1939, and shall have a combined capital and surplus of at least $50,000,000 and be subject to examination by federal or state authority. Subject to applicable law relating to conflicts of interest, the debt trustee may also serve as trustee under other indentures relating to debt securities issued by Viacom or its affiliated companies and may engage in commercial transactions with Viacom and its affiliated companies. The initial debt trustee under each indenture is The Bank of New York.

Senior Debt Securities

         In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of Viacom's senior debt securities summarizes the general terms and provisions of its senior debt securities to which any prospectus supplement may relate. Viacom will describe the specific terms of the senior debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of its senior debt securities in the prospectus supplement relating to that series.

         Ranking of Senior Debt Securities. Unless specified otherwise in a prospectus supplement for a particular series of debt securities, all series of senior debt securities will be Viacom's senior indebtedness and will be direct, unsecured obligations of Viacom ranking equally with all of Viacom's other unsecured and unsubordinated indebtedness. The debt securities of Viacom will be effectively subordinated to all existing and future liabilities, including indebtedness, of Viacom's subsidiaries.

Senior Subordinated Debt Securities

         In addition to the provisions previously described in this prospectus and applicable to all debt securities, the following description of Viacom's senior subordinated debt securities summarizes the general terms and provisions of its senior subordinated debt securities to which any prospectus supplement may relate. The specific terms of Viacom's senior subordinated debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions summarized below may apply to any series of senior subordinated debt securities will be described in the prospectus supplement relating to that series.

         Subordination. The senior subordinated debt securities will be subordinated in right of payment to Viacom's senior indebtedness to the extent set forth in the applicable prospectus supplement.

         The payment of the principal of, premium, if any, and interest on the senior subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of Viacom's senior indebtedness. Viacom may not make payment of principal of, premium, if any, or interest on the senior subordinated debt securities and may not acquire, or make payment on account of any sinking fund for, the senior subordinated debt securities unless full payment of amounts then due for principal, premium, if any, and interest then due on all senior indebtedness by reason of the maturity thereof has been made or duly provided for in cash or in a manner satisfactory to the holders of the senior indebtedness. In addition, the senior subordinated indenture provides that if a default has occurred giving the holders of the senior indebtedness the right to accelerate the maturity of that senior indebtedness, or an event has occurred which, with the giving of notice, or lapse of time, or both, would constitute an event of default, then unless and until that event has been cured or waived or has ceased to exist, no payment of principal, premium, if any, or interest on the senior subordinated debt securities and no acquisition of, or payment on account of a sinking fund for, the senior subordinated debt securities may be made. Viacom will give prompt written notice to the senior subordinated trustee of any default under any senior indebtedness or under any agreement pursuant to which senior indebtedness may have been issued. The senior subordinated indenture provisions described in this paragraph, however, do not prevent Viacom from making a sinking fund payment with senior subordinated debt securities acquired prior to the maturity of senior indebtedness or, in the case of default, prior to the default and notice thereof. Upon any distribution of assets in connection with Viacom's dissolution, liquidation or reorganization, all senior indebtedness must be paid in full before the holders of the senior subordinated debt securities are entitled to any payments whatsoever. As a result of these subordination provisions, in the event of Viacom's insolvency, holders of the senior subordinated debt securities may recover ratably less than the holders of Viacom's senior indebtedness.

         For purposes of the description of the senior subordinated debt securities, the term "senior indebtedness" means the principal of and premium, if any, and interest on the following, whether outstanding on the date of execution of the senior subordinated indenture or incurred or created after the execution:

          o Viacom's indebtedness for money borrowed by it, including purchase money obligations with an original maturity in excess of one year, or evidenced by securities, other than the senior subordinated debt securities or junior subordinated debt securities, notes, bankers' acceptances or other corporate debt securities or similar instruments issued by Viacom;

          o    obligations with respect to letters of credit;

          o    obligations under Capitalized Leases (as defined below);

          o any obligation of a third party if secured by a lien on Viacom's assets;

          o Viacom's indebtedness constituting a guarantee of indebtedness of others of the type referred to in the preceding two bullet points; or

          o renewals, extensions or refundings of any of the indebtedness referred to in the preceding bullet points unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same, or pursuant to which the same is outstanding, the indebtedness or the renewal, extension or refunding thereof is not superior in right of payment to the senior subordinated debt securities.

         As of September 30, 2000, a total of $11.4 billion of Viacom's indebtedness was senior indebtedness.

Certain Definitions

         The following definitions are applicable to the indentures:

         "Capitalized Lease" means any obligation of a person to pay rent or other amounts incurred with respect to real property or equipment acquired or leased by such person and used in its business that is required to be recorded as a capital lease in accordance with generally accepted accounting principles consistently applied as in effect from time to time.

         "Indebtedness" of any person means, without duplication (i) any obligation of such person for money borrowed, (ii) any obligation of such person evidenced by bonds, debentures, notes or other similar instruments, (iii) any reimbursement obligation of such person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness, (iv) any obligation of such person under Capitalized Leases (other than in respect of (x) telecommunications equipment including, without limitation, satellite transponders, and (y) theme park equipment and attractions), and (v) any obligation of any third party to the extent secured by a Lien on the assets of such person; provided, however, that "Indebtedness" of such person shall not include any obligation of such person (i) to any Subsidiary of such person or to any person with respect to which such person is a Subsidiary or (ii) specifically with respect to the production, distribution or acquisition of motion pictures or other programming rights, talent or publishing rights.

         "Lien" means any pledge, mortgage, lien, encumbrance or other security interest.

         "Principal Property" means any parcel of real property and related fixtures or improvements (other than telecommunications equipment, including, without limitation, satellite transponders) owned by Viacom or any wholly owned Subsidiary of Viacom and located in the United States, the aggregate book value of which on the date of determination exceeds $1.0 billion, other than any such real property and related fixtures or improvements which, as determined in good faith by the board of directors of Viacom, is not of material importance to the total business conducted by Viacom and its Subsidiaries, taken as a whole.

         "Restricted Subsidiary" means a corporation, all of the outstanding voting stock of which is owned, directly or indirectly, by Viacom or by one or more of its Subsidiaries, or by Viacom and one or more of its Subsidiaries, which is incorporated under the laws of a State of the United States, and which owns a Principal Property.

         "Subsidiary" of any person means (i) a corporation, a majority of the outstanding voting stock of which is at the time, directly or indirectly, owned by such person, by one or more Subsidiaries of such person, or by such person and one or more Subsidiaries thereof or (ii) any other person (other than a corporation), including, without limitation, a partnership or joint venture, in which such person, one or more Subsidiaries thereof, or such person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other person performing similar functions).


                         DESCRIPTION OF PREFERRED STOCK

         The following description sets forth certain general terms of preferred stock which Viacom may issue. The terms of any series of the preferred stock will be described in the applicable prospectus supplement relating to the preferred stock being offered. The description set forth below and in any prospectus supplement is not complete, and is subject to, and qualified in its entirety by reference to, Viacom's restated certificate of incorporation and the certificate of designations relating to each particular series of the preferred stock, which was or will be filed with the SEC at or before the issuance of the series of preferred stock.

Terms of the Preferred Stock

         Under Viacom's restated certificate of incorporation, Viacom is authorized to issue up to 25,000,000 shares of preferred stock, par value $0.01 per share. The Board of Directors of Viacom has the authority, without approval of the stockholders, to issue all of the shares of preferred stock which are currently authorized in one or more series and to fix the number of shares and the rights, preferences, privileges, qualifications, restrictions and limitations of each series. As of September 30, 2000, Viacom had 25,000,000 shares of preferred stock available for issuance.

         The applicable prospectus supplement will describe the terms of each series of preferred stock, including, where applicable, the following:

          o the designation, stated value, liquidation preference and number of shares offered;

          o    the offering price or prices;

          o the dividend rate or rates, or method of calculation, the dividend periods, the date on which dividends shall be payable and whether dividends are cumulative or noncumulative and, if cumulative, the dates from which dividends begin to cumulate;

          o    any redemption or sinking fund provisions;

          o    any conversion or exchange provisions;

          o    any voting rights;

          o whether the preferred stock will be issued in certificated or book-entry form;

          o whether the preferred stock will be listed on a national securities exchange;

          o    information with respect to any book-entry procedures; and

          o any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the restated certificate of incorporation.

         The preferred stock will be, when issued against payment, fully paid and nonassessable. Holders will have no preemptive rights to subscribe for any additional securities which Viacom may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank equally with all other outstanding series of preferred stock issued by Viacom as to payment of dividends, other than with respect to cumulation of dividends, and as to the distribution of assets upon liquidation, dissolution, or winding up of Viacom. As of September 30, 2000, there were no shares of Viacom's Preferred Stock outstanding. Each series of preferred stock will rank senior to the common stock, and any other stock of Viacom that is expressly made junior to that series of preferred stock.

         Unless otherwise specified in the applicable prospectus supplement, The Bank of New York, will be the transfer agent, dividend disbursing agent and registrar for the shares of the preferred stock.

         Viacom's rights and the rights of holders of Viacom securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of Viacom upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors and preferred stockholders, except to the extent Viacom may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

Dividends and Distributions

         Holders of shares of the preferred stock will be entitled to receive, as, if and when declared by the Board of Directors of Viacom or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered.

         Dividends on the preferred stock may be cumulative or noncumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable quarterly in arrears on the dates specified in the applicable prospectus supplement. If any date so specified as a dividend payment date is not a business day, declared dividends on the preferred stock will be paid on the immediately succeeding business day, without interest. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date. If the Board of Directors of Viacom or a duly authorized committee of the Board of Directors fails to declare a dividend on any series of noncumulative preferred stock for any dividend period, Viacom will have no obligation to pay a dividend for that period, whether or not dividends on that series of noncumulative preferred stock are declared for any future dividend period. Unless otherwise specified in the applicable prospectus supplement, dividends on the preferred stock will be payable to record holders as they appear on the stock books of Viacom on each record date, not more than 30 nor less than 15 days preceding the applicable payment date, as shall be fixed by the Board of Directors of Viacom or a duly authorized committee of the Board of Directors.

         No dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, equally with or junior to any other series of preferred stock for any period unless dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment of those dividends has been set apart for:

          o in the case of cumulative preferred stock, all dividend periods terminating on or before the date of payment of full cumulative dividends; or

          o in the case of noncumulative preferred stock, the immediately preceding dividend period.

         When dividends are not paid in full upon any series of preferred stock, and any other preferred stock ranking equally as to dividends with that series of preferred stock, all dividends declared upon shares of that series of preferred stock and any other preferred stock ranking equally as to dividends will be declared pro rata so that the amount of dividends declared per share on that series of preferred stock and any other preferred stock ranking equally as to dividends will in all cases bear to each other the same ratio that accrued dividends per share on the shares of that series of preferred stock and the other preferred stock bear to each other. In the case of noncumulative preferred stock, any accrued dividends described in the immediately preceding paragraph will not include any cumulation in respect of unpaid dividends for prior dividend periods.

         Except as provided in the immediately preceding paragraph, unless full dividends on all outstanding shares of any series of preferred stock have been declared and paid, in the case of a series of cumulative preferred stock, for all past dividend periods, or in the case of noncumulative preferred stock, for the immediately preceding dividend period, Viacom may not declare dividends or pay or set aside for payment or other distribution on any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of Viacom or other capital stock of Viacom ranking junior to that series of preferred stock as to dividends and upon liquidation, and other than in connection with the distribution or trading of any of its capital stock, Viacom may not redeem, purchase or otherwise acquire any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, for any consideration or any moneys paid to or made available for a sinking fund for the redemption of any shares of any of its capital stock, except by conversion or exchange for capital stock of Viacom ranking junior to that series of preferred stock as to dividends and upon liquidation.

         Unless otherwise specified in the applicable prospectus supplement, the amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month.

Liquidation Preference

         Upon any voluntary or involuntary liquidation, dissolution or winding up of Viacom, the holders of the preferred stock will have preference and priority over the common stock of Viacom and any other class of stock of Viacom ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of the assets of Viacom or proceeds from any liquidation, whether from capital or surplus, of the amount per share set forth in the applicable prospectus supplement plus all accrued and unpaid dividends, whether or not earned or declared, to the date of final distribution to such holders. After any liquidating payment, the holders of preferred stock will be entitled to no other payments. If, in the case of any liquidation, dissolution or winding up of Viacom, the assets of Viacom or the proceeds from any liquidation should be insufficient to make the full liquidation payment in the amount per share set forth in the applicable prospectus supplement relating to a series of preferred stock, plus all accrued and unpaid dividends on that preferred stock, and liquidating payments on any other preferred stock ranking as to liquidation, dissolution or winding up equally with that preferred stock, then any assets and proceeds will be distributed among the holders of the preferred stock and any other preferred stock ratably in accordance with the respective amounts which would be payable on those shares of preferred stock and any other preferred stock if all amounts payable were paid in full. In the case of noncumulative preferred stock, accrued and unpaid dividends will not include cumulation of unpaid dividends from prior dividend periods. A consolidation or merger of Viacom with one or more corporations will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of Viacom.

Redemption

         If specified in the prospectus supplement relating to a series of preferred stock being offered, Viacom may, at its option, at any time or from time to time on not less than 30 nor more than 60 days notice, redeem that series of preferred stock, in whole or in part, at the redemption prices and on the dates set forth in the applicable prospectus supplement.

         If less than all outstanding shares of a series of preferred stock are to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined to be equitable by the Board of Directors of Viacom or a duly authorized committee of the Board of Directors. From and after the redemption date, unless Viacom is in default in providing for the payment of the redemption price, dividends shall cease to accrue on the shares of that series of preferred stock called for redemption and all rights of the holders shall cease, other than the right to receive the redemption price.

Voting Rights

         Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as set forth below or as otherwise required by law.

         Whenever dividends payable on the preferred stock are in arrears for a number of dividend periods, whether or not consecutive, which in the aggregate is equivalent to six calendar quarters, the holders of outstanding shares of the preferred stock, voting as a class with holders of shares of all other series of preferred stock ranking equally with the preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors on the terms set forth below. These voting rights will continue, in the case of any series of cumulative preferred stock, until all past dividends accumulated on shares of cumulative preferred stock are paid in full and, in the case of noncumulative preferred stock, until all dividends on shares of noncumulative preferred stock are paid in full for at least one calendar year. Upon payment in full of these dividends, the voting rights will terminate except as expressly provided by law. These voting rights are subject to re-vesting in the event of each and every subsequent default in the payment of dividends. Holders of all series of preferred stock which are granted these voting rights and which rank equally with the preferred stock will vote as a class, and, unless otherwise specified in the applicable prospectus supplement, each holder of shares of the preferred stock will have one vote for each share of stock held and each other series will have the number of votes, if any, for each share of stock held as may be granted to them. In the event that the holders of shares of the preferred stock are entitled to vote as described in this paragraph, the Board of Directors of Viacom will be increased by two directors, and the holders of the preferred stock will have the exclusive right as members of that class, as outlined above, to elect two directors at the next annual meeting of stockholders.

         Upon termination of the right of the holders of the preferred stock to vote for directors as discussed in the preceding paragraph, the term of office of all directors then in office elected by those holders will terminate immediately. Whenever the term of office of the directors elected by those holders ends and the related special voting rights expire, the number of directors will automatically be decreased to the number of directors as would otherwise prevail.

         So long as any shares of preferred stock remain outstanding, Viacom shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the preferred stock outstanding at the time, voting as a class with all other series of preferred stock ranking equally with the preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting:

          o authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Viacom; or

          o amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of Viacom's restated certificate of incorporation or the certificate of designations of the preferred stock so as to materially and adversely affect any right, preference, privilege or voting power of the preferred stock or the holders of the preferred stock;

provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock, or any increase in the amount of authorized shares of preferred stock, in each case ranking equally with or junior to the preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding of Viacom up will not be deemed to materially and adversely affect these rights, preferences, privileges or voting powers.

         The foregoing voting provisions will not apply if all outstanding shares of preferred stock have been redeemed or sufficient funds have been deposited in trust to effect such a redemption which is scheduled to be consummated within three months after the time that such rights would otherwise be exercisable.

Conversion or Exchange Rights

         The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

                           DESCRIPTION OF COMMON STOCK

         The authorized common stock of Viacom consists of 500,000,000 shares of Viacom Class A common stock and 3,000,000,000 shares of Viacom Class B common stock. Viacom is not registering with the SEC and is therefore not permitted to offer or sell any shares of Viacom Class A Common Stock pursuant to the registration statement of which this prospectus is a part.

Viacom Class A Common Stock

         As of September 30, 2000, there were approximately 138,900,000 shares of Viacom Class A common stock issued and outstanding. Shares of Viacom Class A Common Stock are not redeemable. Holders of shares of Viacom Class A Common Stock are entitled to one vote per share.

Viacom Class B Common Stock

         Viacom Class B Common Stock has rights, privileges, limitations, restrictions and qualifications identical to Viacom Class A Common Stock except that shares of Viacom Class B Common Stock have no voting rights other than those required by the Delaware General Corporation Law. As of September 30, 2000, there were approximately 1,453,500,000 shares of Viacom Class B Common Stock issued and outstanding. Shares of Viacom Class B Common Stock are not redeemable.

Voting and Other Rights of Viacom Common Stock

         Voting Rights. Under Viacom's restated certificate of incorporation, except as noted below or otherwise required by the Delaware General Corporation Law, holders of the outstanding shares of Viacom Class A Common Stock vote together with the holders of the outstanding shares of all other classes of capital stock of Viacom entitled to vote, without regard to class. At the present time, however, there are no outstanding shares of any other class of capital stock of Viacom entitled to vote. Under Viacom's restated certificate of incorporation:

          o each holder of an outstanding share of Viacom Class A Common Stock is entitled to cast one vote for each share registered in the name of the holder and

          o the affirmative vote of the holders of a majority of the outstanding shares of Viacom Class A Common Stock is necessary to approve any consolidation or merger of Viacom with or into another corporation pursuant to which shares of Viacom Class A Common Stock would be converted into or exchanged for any securities or other consideration.

         A holder of an outstanding share of Viacom Class B Common Stock is not entitled to vote on any question presented to the shareholders of Viacom, including but not limited to whether to increase or decrease, but not below the number of shares then outstanding, the number of authorized shares of Viacom B Common Stock. However, under the Delaware General Corporation Law, a holder of an outstanding share of Viacom Class B Common Stock is entitled to vote on any proposed amendment to Viacom's restated certificate of incorporation, if the amendment will increase or decrease the par value of the shares of Viacom Class B Common Stock, or alter or change the powers, preferences or special rights of the shares of Viacom Class B Common Stock so as to affect them adversely. Subject to the foregoing, any future change in the number of authorized shares of Viacom Class B Common Stock or any consolidation or merger of Viacom with or into another corporation pursuant to which shares of Viacom Class B Common Stock would be converted into or exchanged for any securities or other consideration could be consummated with the approval of the holders of a majority of the outstanding shares of Viacom Class A Common Stock and without any action by the holders of shares of Viacom Class B Common Stock.

         Dividends. Subject to the rights and preferences of any outstanding preferred stock, dividends on Viacom Class A Common Stock and Viacom Class B Common Stock are payable equally on shares of Class A Common Stock and Class B Common Stock out of the funds of Viacom legally available therefore when, as and if declared by the Viacom Board.

         Rights in Liquidation. In the event Viacom is liquidated, dissolved or wound up, whether voluntarily or involuntarily, the net assets of Viacom would be divided ratably among the holders of the then outstanding shares of Viacom Class A Common Stock and Viacom Class B Common Stock after payment or provision for payment of the full preferential amounts to which the holders of any series of preferred stock of Viacom then issued and outstanding would be entitled.

         Split, Subdivision or Combination. If Viacom splits, subdivides or combines the outstanding shares of Viacom Class A Common Stock or Viacom Class B Common Stock, the outstanding shares of the other class of Viacom common stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Viacom common stock have been split, subdivided or combined.

         Preemptive Rights. Shares of Viacom Class A Common Stock and Viacom Class B Common Stock do not entitle a holder to any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of stock of any class of Viacom. The Viacom Board possesses the power to issue shares of authorized but unissued Viacom Class A Common Stock and Viacom Class B Common Stock without further shareholder action, subject to the requirements of applicable law and stock exchanges, unless National Amusements, Inc. would no longer hold a majority or other outstanding shares of voting stock of Viacom as a result of the issuance. The number of authorized shares of Viacom Class A Common Stock and Viacom Class B Common Stock could be increased with the approval of the holders of a majority of the outstanding shares of Viacom Class A Common Stock and without any action by the holders of shares of Viacom Class B Common Stock.

         Trading Market. The outstanding shares of Viacom Class A Common Stock and Viacom Class B Common Stock are listed for trading on the NYSE. The registrar and transfer agent for Viacom common stock is The Bank of New York.

         Alien Ownership. Viacom's restated certificate of incorporation provides that Viacom may prohibit the ownership or voting of a percentage of its equity securities in order to ensure compliance with the requirements of the Communications Act.

                             DESCRIPTION OF WARRANTS

         Viacom may issue warrants for the purchase of its senior debt securities, senior subordinated debt securities, or shares of preferred stock. Warrants may be issued independently or together with any senior debt securities, senior subordinated debt securities or shares of preferred stock offered by any prospectus supplement and may be attached to or separate from the senior debt securities, senior subordinated debt securities or shares of preferred stock. The warrants are to be issued under warrant agreements to be entered into between Viacom and The Bank of New York, as warrant agent, or such other bank or trust company as is named in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as an agent of Viacom in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants.

General

         If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

          o    the offering price;

          o the currency, currencies or currency units for which warrants may be purchased;

          o the designation, aggregate principal amount, currency, currencies or currency units and terms of the senior debt securities or senior subordinated debt securities purchasable upon exercise of the debt warrants and the price at which the senior debt securities or senior subordinated debt securities may be purchased upon such exercise;

          o the designation, number of shares and terms of the preferred stock purchasable upon exercise of the preferred stock warrants and the price at which the shares of preferred stock may be purchased upon such exercise;

          o if applicable, the designation and terms of the senior debt securities, senior subordinated debt securities or preferred stock with which the warrants are issued and the number of warrants issued with each senior debt securities, senior subordinated debt security or share of preferred stock;

          o if applicable, the date on and after which the warrants and the related senior debt securities, senior subordinated debt securities or preferred stock will be separately transferable;

          o the date on which the right to exercise the warrants will commence and the date on which the right will expire;

          o    whether the warrants will be issued in registered or bearer form;

          o a discussion of the federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

          o    any other terms of the warrants.

         Warrants may be exchanged for new warrants of different denominations, may, if in registered form, be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the various securities purchasable upon the exercise, including the right to receive payments of principal of, any premium on, or any interest on, the senior debt securities or senior subordinated debt securities purchasable upon the exercise or to enforce the covenants in the senior indenture or the senior subordinated indenture or to receive payments of dividends, if any, on the preferred stock purchasable upon their exercise or to exercise any applicable right to vote. If Viacom maintains the ability to reduce the exercise price of any preferred stock warrant and the right is triggered, it will comply with federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

Exercise of Warrants

         Each warrant will entitle the holder to purchase a principal amount of senior debt securities, senior subordinated debt securities or a number of shares of preferred stock at the exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the warrant. Warrants may be exercised at the times that are set forth in the prospectus supplement relating to the warrants. After the close of business on the date on which the warrant expires, or any later date to which Viacom may extend the expiration date, unexercised warrants will become void.

         Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the senior debt securities, senior subordinated debt securities or shares of preferred stock purchasable upon the exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised, properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, Viacom will, as soon as practicable, issue and deliver the senior debt securities, senior subordinated debt securities or shares of preferred stock purchasable upon the exercise. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

Additional Provisions

         The exercise price payable and the number of shares of preferred stock purchasable upon the exercise of each stock warrant will be subject to adjustment in specific events, including the issuance of a stock dividend to holders of preferred stock, respectively, or a combination, subdivision or reclassification or preferred stock, respectively. In lieu of adjusting the number of shares of preferred stock purchasable upon exercise of each stock warrant, Viacom may elect to adjust the number of preferred stock warrants. No adjustment in the number of shares purchasable upon exercise of the preferred stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Viacom may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of preferred stock warrants, but Viacom will pay the cash value of any fractional shares otherwise issuable. In case of any consolidation, merger, or sale or conveyance of the property of Viacom as an entirety or substantially as an entirety, the holder of each outstanding preferred stock warrant will have the right upon the exercise to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of preferred stock into which the stock warrants were exercisable immediately prior thereto.

No Rights as Shareholders

         Holders of preferred stock warrants will not be entitled, by virtue of being the holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of Viacom's directors or any other matter, or to exercise any rights whatsoever as its shareholders.

                              PLAN OF DISTRIBUTION

         We may sell the securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The prospectus supplement will set forth the terms of the offering of such securities, including:

          o the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

          o the offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

          o    any securities exchanges on which the securities may be listed.

         Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

         We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

         We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Viacom at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for soliciting these contracts.

         Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.



                                  LEGAL MATTERS

         Certain legal matters in connection with the securities will be passed on for Viacom by Shearman & Sterling, New York, New York.



                                     EXPERTS

         Our financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1999, as amended on April 28, 2000, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of CBS as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been audited by KPMG LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of Infinity as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, incorporated in this prospectus by reference from Item 8 of Infinity's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by KPMG LLP, independent auditors as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the costs and expenses payable by Viacom in connection with the sale of the securities being registered hereby. All amounts are estimates except the registration fee.

                                                                     Amount to
                                                                      be Paid
Legal fees and expenses ...............................          $       650,000
Blue Sky fees .........................................                  50,0000
Registration fee.......................................                1,250,000
Printing...............................................                  500,000
Trustee fees...........................................                  100,000
Rating agency fees.....................................                1,000,000
Accounting fees and expenses...........................                  100,000
Miscellaneous..........................................                  100,000
                                                                 ---------------
TOTAL..................................................          $     3,750,000
                                                                 ===============

Item 15.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party, to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of a corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding may be paid or reimbursed by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

         Delaware law does not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation unless the Delaware Court of Chancery approves the indemnification.

         Viacom's restated certificate of incorporation provides that each person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a Viacom director or officer or is or was serving at Viacom's request as a director or officer of another entity, shall be indemnified and held harmless by Viacom to the fullest extent permitted by Delaware law. This right to indemnification also includes the right to be paid by Viacom the expenses incurred in connection with that proceeding in advance of its final disposition to the fullest extent authorized by Delaware law. This right to indemnification is a contract right. Viacom's restated certificate of incorporation authorizes its Board of Directors to indemnify any of Viacom's employees or agents to the extent approved by the Board of Directors and authorized under Delaware law.

         Viacom intends to purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents, or is or was serving at the request of Viacom as a director, officer, employee or agent of another entity against any liability asserted against him or her and incurred by him or her in that capacity, or arising out of his or her status as such, whether or not Viacom would have the power or the obligation to indemnify him or her against that liability under the provisions of the restated certificate of incorporation of Viacom.

Item 16.  Exhibits.

         See Exhibit Index.

Item 17.  Undertakings.

          (a)  The undersigned registrants hereby undertake:

               (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

                    (i) to include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) to reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) to include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrants hereby understand that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 26th day of December, 2000.

                                            VIACOM INC.



                                            By: /s/ SUMNER REDSTONE
                                                --------------------------------
                                                Name: Sumner M. Redstone
                                                Title: Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                                 Title                             Date
         ---------                                 -----                             ----
                                    Chairman of the Board of Directors,        December 26, 2000
/s/ SUMNER M. REDSTONE              Chief Executive Officer and Director
--------------------------             (Principal Executive Officer)
    Sumner M. Redstone

/s/ FREDRIC G. REYNOLDS
--------------------------             Executive Vice President and           December 26, 2000
    Fredric G. Reynolds              Chief Financial Officer (Principal
                                             Financial Officer)

/s/ SUSAN C. GORDON
--------------------------             Vice President, Controller and         December 26, 2000
      Susan C. Gordon               Chief Accounting Officer (Principal
                                            Accounting Officer)

            *
--------------------------                        Director
     George S. Abrams

            *
--------------------------                        Director
     David R. Andelman

            *
--------------------------                        Director
    George H. Conrades

            *
--------------------------                        Director
    Philippe P. Dauman



         Signature                                 Title                             Date
         ---------                                 -----                             ----

            *
--------------------------                        Director
    William H. Gray III

            *
--------------------------                        Director
       Mel Karmazin

            *
--------------------------                        Director
        Jan Leschly

            *
--------------------------                        Director
    David T. McLaughlin

            *
--------------------------                        Director
      Leslie Moonves

            *
--------------------------                        Director
     Brent D. Redstone

            *
--------------------------                        Director
      Shari Redstone

            *
--------------------------                        Director
    Frederic V. Salerno

            *
--------------------------                        Director
     William Schwartz

            *
--------------------------                        Director
      Ivan Seidenberg

            *
--------------------------                        Director
     Patty Stonesifer

            *
--------------------------                        Director
     Robert D. Walter



*By: /s/ MICHAEL D. FRICKLAS
     --------------------------                                December 26, 2000
     Michael D. Fricklas,
     Attorney-in-Fact
     For the Directors


                                  EXHIBIT INDEX


Exhibit No.    Document
-----------    --------
1.1            Form of Underwriting Agreement.*

4.1 Form of Senior Indenture among Viacom Inc. and The Bank of New York, as senior trustee.

4.2 Form of Senior Subordinated Indenture among Viacom Inc. and The Bank of New York, as trustee.

4.3            Form of Debt Warrant Agreement.

4.4            Form of Preferred Stock Warrant Agreement Provisions.

5.1 Opinion of Shearman & Sterling regarding the senior debt securities, the senior subordinated debt securities, the preferred stock and the warrants.

12.1 Statement regarding computation of Consolidated Ratio of Earnings to Fixed Charges.

23.1           Consent of PricewaterhouseCoopers LLP.

23.2           Consent of KPMG LLP.

23.3           Consent of KPMG LLP.

23.4           Consent of Shearman & Sterling (included in Exhibit 5.1).

24.1           Powers of Attorney.

25.1 Statement of Eligibility on Form T-1 of Bank of New York, as senior trustee.

25.2 Statement of Eligibility on Form T-1 of Bank of New York, as senior subordinated trustee.


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*              To be filed by amendment.


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